Exhibit 10.2

Employment Agreement of Steven J. Klinger

This Employment Agreement (the “Agreement”) is effective as of May 11, 2006 (the “Effective Date”), by and between Smurfit-Stone Container Corporation (the “Company”) and Steven J. Klinger (the “Executive”).

WHEREAS, the Company desires to employ the Executive as its President and Chief Operating Officer.

NOW, THEREFORE, in consideration of the mutual terms, covenants and conditions stated in this Agreement, the Company and the Executive hereby agree as follows:

1.             Employment. The Company hereby employs the Executive and the Executive hereby accepts employment with the Company as President and Chief Operating Officer of the Company. During the Employment Term (as hereinafter defined), Executive will have the title, status and duties of President and Chief Operating Officer of the Company and will report directly to the Company’s  Chairman and Chief Executive Officer.

2.             Term of Employment. The term of employment (“Employment Term”) will commence on the Effective Date, and will continue thereafter until two years from the Effective Date and will be automatically extended for subsequent one (1) day periods for each day of the Employment Term that passes after the Effective Date, unless sooner terminated by either party in accordance with the provisions of this Agreement. The intent of the foregoing provision is that the Agreement becomes “evergreen” on the Effective Date so that on each passing day after the Effective Date the Employment Term automatically extends to a full two-year period.

3.             Duties. During the Employment Term:

(a)           The Executive will perform duties assigned by the Company’s Chairman and Chief Executive Officer or the Company’s Board of Directors (the “Board”), from time to time; provided that the Executive shall not be assigned tasks inconsistent with those of President and Chief Operating Officer of the Company.

(b)           The Executive will devote his full time and best efforts, talents, knowledge and experience to serving as the Company’s President and Chief Operating Officer. However, the Executive may devote reasonable time to activities such as supervision of personal investments and activities involving professional, charitable, educational, religious and similar types of activities, speaking engagements and membership on other boards of directors, provided such activities do not interfere in any material way with the business of the Company; provided that, the Executive cannot serve on the board of directors of more than one publicly-traded company without the Board’s written consent. The time involved in such activities shall not be treated as vacation time. The Executive shall be entitled to keep any amounts paid to him in connection with such activities (e.g., director fees and honoraria).

(c)           The Executive will perform his duties diligently and competently and shall act in conformity with Company’s written and oral policies and within the limits, budgets and business plans set by the Company. The Executive will at all times during the Employment Term strictly adhere to and obey all of the rules and regulations in effect from time to time relating to the conduct of executives of the Company. Except as provided in (b) above, the Executive shall not engage in consulting work or any trade or business for his own account or for or on behalf of any other person, firm or company that competes, conflicts or interferes with the performance of his duties hereunder in any material way.

4.             Compensation and Benefits. During Executive’s employment hereunder, Company shall provide to Executive, and Executive shall accept from Company as full compensation for Executive’s services hereunder, compensation and benefits as follows:

(a)           Base Salary. The Company shall pay the Executive an annual base salary (“Base Salary”) of seven hundred fifty thousand dollars ($750,000). The Board, or such committee of the Board as is responsible for setting the compensation of senior executive officers, shall review the Executive’s performance and Base Salary annually and determine whether to adjust the Executive’s Base Salary on a prospective basis. The first review shall be in the first quarter of 2007. Such adjusted annual salary then shall become the Executive’s “Base Salary” for purposes of this Agreement. The Executive’s annual Base Salary shall not be reduced after any increase, without the Executive’s consent. The Company shall pay the Executive’s Base Salary according to payroll practices in effect for all senior executive officers of the Company.

(b)           Incentive Compensation. The Executive shall be eligible to participate in any annual performance bonus plans, long-term incentive plans, and/or equity-based compensation plans established or maintained by the Company for its senior executive officers, including, but not limited to, the Management Incentive Plan and the Smurfit-Stone Container Corporation 2004 Long-Term Incentive Plan. The Board (or appropriate Board committee) will determine and communicate to the Executive his annual incentive plan participation for subsequent fiscal years, no later than May 31 of such fiscal year.

(c)           Executive Benefit Plans. The Executive will be eligible to participate on substantially the same basis as the Company’s other senior executive officers in any executive benefit plans offered by the Company including, medical, dental, short-term and long-term disability, life, qualified pension and 401(k), and nonqualified pension and deferred compensation arrangements. The Company reserves the right to modify, suspend or discontinue any and all of the plans, practices, policies and programs at any time without recourse by the Executive, so long as Company takes such action generally with respect to other similarly situated senior executive officers.

(d)           Perquisites. The Company shall provide to the Executive such perquisites as are provided to other senior executive officers.

(e)           Business Expenses. The Company shall reimburse the Executive for all reasonable and necessary business expenses incurred in the performance of services with the Company, according to Company’s policies and upon Executive’s presentation of an itemized written statement and such verification as the Company may require.

5.             Payments on Termination of Employment.

(a)           Termination of Employment for any Reason. The following payments will be made upon the Executive’s termination of employment for any reason:

(i)            Earned but unpaid Base Salary through the date of termination;

(ii)           Any annual incentive plan bonus, or other form of incentive compensation, for which the performance measurement period has ended, but which is unpaid at the time of termination;

(iii)          Any accrued but unpaid vacation;

(iv)          Any amounts payable under any of the Company’s executive benefit plans in accordance with the terms of those plans, except as may be required under the Internal Revenue Code and the rules and regulations thereunder (the “Code); and

(v)           Unreimbursed business expenses incurred by the Executive on the Company’s behalf.

(b)           Voluntary Termination of Employment for Other Than Good Reason. In addition to the amounts determined under (a) above, if the Executive voluntarily terminates employment for other than Good Reason, then in addition to the amounts determined under (a) above, the Executive shall be entitled to a pro rata portion of the target bonus under the Company’s annual incentive plan for the year in which such termination occurs.

(c)           Termination of Employment for Death or Disability. In addition to the amounts determined under (a) above, if the Executive’s termination of employment occurs by reason of death or Disability, the Executive (or his estate) will receive a pro rata portion of any bonus payable under the Company’s annual incentive plan for the year in which such termination occurs determined based on the highest of (i) the actual annual bonus paid for the fiscal year immediately preceding such termination, (ii) the target bonus for the fiscal year in which such termination occurs, or (iii) the actual bonus attained for the fiscal year in which such termination occurs. For purposes of this Agreement, “Disability” means the Executive’s long-term disability as defined under the Company’s long-term disability plan, or if the Executive is not covered by a long-term disability plan sponsored by the Company, the Executive’s inability to engage in any substantial gainful activity by reason of any medically-determined physical or mental impairment that can be expected to result in death or to be of long-continued and indefinite duration.

(d)           Termination by the Company Without Cause, or Voluntary Termination by the Executive for Good Reason. If the Company terminates the Executive’s employment other than for Cause, or the Executive voluntarily terminates his employment for Good Reason, in addition to the benefits payable under (a), the Company will pay the following amounts and provide the following benefits:

(i)            The Base Salary and annual bonus that the Company would have paid under the Agreement had the Executive’s employment continued to the end of the Employment Term. For this purpose, annual bonus will be determined as the highest of (A) the actual bonus paid for the fiscal year immediately preceding such termination, (B) the target bonus for the fiscal year in which such termination occurs, or (C) the actual bonus attained for the fiscal year in which such termination occurs.

(ii)           Continued coverage under the Company’s medical, dental, life, disability, pension, profit sharing and other executive benefit plans through the end of the Employment Term, at the same cost to the Executive as in effect on the date of the Executive’s termination. If the Company determines that the Executive cannot participate in any benefit plan because he is not actively performing services for the Company, the Company may provide such benefits under an alternate arrangement, such as through the purchase of an individual insurance policy that provides similar benefits or, if applicable, through a nonqualified pension or profit sharing plan. To the extent that the Executive’s compensation is necessary for determining the amount of any such continued coverage or benefits, such compensation (Base Salary and annual bonus) through the end of the Employment Term shall be at the highest rate in effect during the 12-month period immediately preceding the Executive’s termination of employment.

(iii)          The Company will provide the Executive with reimbursement for club dues on the same basis on which the Executive was receiving such reimbursement prior to his employment termination through the end of the Employment Term; and the Company will bear the cost of such reimbursement, at the same level in effect immediately prior to the Executive’s employment termination. Reimbursement otherwise receivable by the Executive pursuant to this paragraph shall be reduced to the extent comparable benefits are actually received by or made available to the Executive without cost during the 24 month period following the Executive’s employment termination. The Executive shall report to the Company any such benefits actually received by or made available to the Executive.

(iv)          The period through the end of the Employment Term shall continue to count for purposes of determining the Executive’s age and service with the Company with respect to (A) eligibility, vesting and the amount of benefits under the Company’s executive benefit plans, and (B) the vesting of any outstanding stock options, restricted stock or other equity-based compensation awards.

(v)           The Company will provide the Executive with reimbursement for such outplacement services as may be selected by the Executive, not to exceed the amount of reimbursement as is customary for similarly situated executives of the Company.

(e)          Good Reason. For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following without the Executive’s consent:  (i) assigning duties to the Executive that are materially inconsistent with those of the position of President and Chief Operating Officer for similar companies in similar industries (except to the extent the Company promotes the Executive to a higher executive position); (ii) requiring the Executive to report to other than the Company’s Chairman and Chief Executive Officer or the Company’s Board; (iii) the failure of the Company to pay any portion of the Executive’s compensation within 10 days of the date such compensation is due; or (iv) (A) during the 24 month period beginning as of the effective date of this Agreement that the Company and the Executive have agreed that the Executive need not relocate his primary residence from Atlanta, Georgia, or such longer period as the Company and the Executive may agree to, the Company requires that the Company relocate his primary residence from Atlanta, Georgia and (B) thereafter, the Company requires the Executive to relocate his principal business office to a location not within 50 miles of either the Company’s principal business office located in the St. Louis, Missouri metropolitan area, or the Company’s principal business office located in the Chicago, Illinois metropolitan area (provided, that, the Company’s requiring the Executive to relocate his principal office from Chicago to St. Louis, or from St. Louis to Chicago, will not constitute Good Reason); or (v) the Company’s failure to continue in effect any cash or stock-based incentive or bonus plan, pension plan, welfare benefit plan or other benefit plan, program or arrangement, unless the aggregate value of all such arrangements provided to the Executive after such discontinuance is not materially less than the aggregate value as of the Effective Date. The Executive’s termination for a Good Reason under clause (i) or (ii) above must be preceded by written notice to the Company and an opportunity to cure the alleged deficiencies. For purposes of this paragraph, “Company” shall mean the Company and, following any Change in Control, the Surviving Corporation or, if applicable, the Parent Corporation (as those terms are defined in Section 6(d)).

(f)            Cause. For purposes of this Agreement, “Cause” shall mean the Executive’s:  (i) willful and continued failure to substantially perform his duties as an executive of the Company (other than any such failure resulting from incapacity due to physical or mental illness) after a written demand for substantial performance is delivered to the Executive by the Board, which demand specifically identifies the manner in which the Board believes that the Executive has not substantially performed his duties, and which gives the Executive at least 30 days to cure such alleged deficiencies, (ii) willful misconduct, which is demonstrably and materially injurious to the Company, monetarily or otherwise, or (iii) engaging in egregious misconduct involving serious moral turpitude to the extent that his creditability and reputation no longer conforms to the standard of senior executive officers of the Company.

(g)           Timing of Payments. All payments described above shall be made in a lump sum cash payment as soon as practicable (but in no event more than 10 days) following the Executive’s termination of employment. If the total amount of annual bonus is not determinable on that date, the Company shall pay the amount of bonus that is determinable and the remainder shall be paid in a lump sum cash payment within 10 days of the date that annual performance results are finalized.

6.             Change in Control.

(a)           Payments and Benefits Upon Employment Termination After a Change in Control. If within two years after a Change in Control (as defined below), the Company terminates the Executive’s employment other than for Cause, or the Executive voluntarily terminates his employment for Good Reason, the Company will provide the following payments and benefits to the Executive, in lieu of those payments and benefits provided under Sections 5(c) or (d) above, but in addition to the amounts payable under Section 5(a) above:

(i)            Two times the Executive’s Base Salary as in effect on the date of the Executive’s termination of employment.

(ii)           Two times the highest of (i) the average annual bonus paid for the two fiscal years immediately preceding the Executive’s employment termination, (ii) the target bonus for the fiscal year in which such termination of employment occurs, or (iii) the actual bonus attained for the fiscal year in which such termination occurs.

(iii)          Continued coverage for a period of 24 months from the Executive’s termination under the Company’s medical, dental, life, disability and other welfare benefit plans, at the same cost to the Executive as in effect on the date of the Change in Control (or, if lower, as in effect at any time thereafter). If the Company determines that the Executive cannot participate in any benefit plan because he is not actively performing services for the Company, the Company may provide such benefits under an alternate arrangement, such as through the purchase of an individual insurance policy that provides similar benefits. The amount of such continued coverage shall be determined, if applicable, by adding 24 additional months of age and service to the Executive’s actual age and service as of the Executive’s termination date and as if the Executive earned compensation during such 24-month period at the rate in effect during the 12-month period immediately preceding his termination date. The Executive’s eligibility for any retiree medical or life coverage following such termination date shall also be determined by adding 24 additional months of age and service to the Executive’s actual age and service as of the termination date.

(iv)          The value of continued coverage for a period of 24 months under any pension, profit sharing or other retirement plan maintained by the Company. The value of such coverage under a tax qualified plan may be provided through a nonqualified pension or profit sharing plan and shall be determined by adding 24 additional months of age and service to the Executive’s actual age and service at the date of the Executive’s termination of employment and as if the Executive earned compensation during such 24-month period at the rate in effect during the 12-month period immediately preceding his termination date. In the case of a defined benefit pension plan, such value shall include any early retirement subsidies to which the Executive would have become entitled under the plan and shall be determined using the actuarial factors set forth in such plan.

(v)           The Company will provide the Executive with reimbursement for club dues on the same basis on which the Executive was receiving such reimbursement prior to the Change in Control for 24 months following the Executive’s employment termination. The Company will bear the cost of such reimbursement, at the same level in effect immediately prior to the Change in Control. Reimbursement otherwise receivable by the Executive pursuant to this paragraph shall be reduced to the extent comparable benefits are actually received by or made available to the Executive without cost during the 24 month period following the Executive’s employment termination. The Executive shall report to the Company any such benefits actually received by or made available to the Executive.

(vi)          Immediate vesting of all stock options, restricted stock units and other equity-based awards.

(vii)         The Company will provide the Executive with reimbursement for such outplacement services as may be selected by the Executive, not to exceed the amount of reimbursement as is customary for similarly situated executives of the Company.

(b)           Timing of Payment. All payments under paragraphs (a)(i), (ii) and (iv) above, and paragraph (c) below, shall be made in a lump sum cash payment as soon as practicable, but in no event more than 10 days after the Executive’s termination of employment (or the date of the Change in Control, if applicable). If the total amount of bonus is not determinable on that date, the Company shall pay the amount of bonus that is determinable, and shall pay the remainder in a lump sum cash payment within 10 days of the date that annual performance results are finalized.

(c)  Gross-Up Payment by the Company. In the event that any payment, benefit or distribution by or on behalf of the Company to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section) (the “Payments”) is (i) determined to be an “excess parachute payment” pursuant to Code Section 280G or any successor or substitute provision of     the Code, with the effect that the Executive is liable for the payment of the excise tax described in Code Section 4999 or any successor or substitute provision of the Code, or (ii) determined to render the Executive liable for the payment of the excise tax described in Code Section 409A or any successor or substitute provision of the Code (such excise tax under such Section 409A or excise tax under such Section 4999 being hereinafter referred to as an “Excise Tax”), then the Company shall pay to the Executive an additional amount (the “Gross-Up Payment”) such that the net amount retained by Executive, after deduction of any Excise Tax on the total Payments and any federal, state and local income and employment taxes and Excise Tax on the Gross-Up Payment, shall be equal to the total Payments.

               (i)  All determinations required to be made under this paragraph (c), and the assumptions to be utilized in arriving at such determination, shall be made by the certified public accounting firm used for auditing purposes by the Company immediately prior to the Executive’s employment termination (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and the Executive. The Company shall pay all fees and expenses of the Accounting Firm. Any determination by the Accounting Firm shall be binding upon the Company and the Executive, except as provided in subparagraph (ii) below.

               (ii) As a result of the uncertainty in the application of Code Sections 280G and 4999 and Code Section 409A at the time of the initial determination by the Accounting Firm hereunder, it is possible that the Internal Revenue Service (“IRS”) or other agency will claim that a greater or lesser Excise Tax is due. In the event that the Excise Tax is finally determined to be less than the amount taken into account hereunder in calculating the Gross-Up Payment, the Executive shall repay to the Company, at the time that the amount of such reduction in Excise Tax is finally determined, the portion of the Gross-Up Payment attributable to such reduction (plus that portion of the Gross-Up Payment attributable to the Excise Tax and federal, state and local income and employment taxes imposed on the Gross-Up Payment being repaid by the Executive to the extent that such repayment results in a  reduction in Excise Tax and/or a federal, state or local income or employment tax deduction) plus interest on the amount of such repayment at 120% of the rate provided in Code Section 1274(b)(2)(B). In the event that the Excise Tax is determined to exceed the amount taken into account hereunder in calculating the Gross-Up Payment (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company shall make an additional Gross-Up Payment in respect of such excess (plus any interest, penalties or additions payable by the Executive with respect to such excess) at the time that the amount of such excess is finally determined. The Executive and the Company shall each reasonably cooperate with the other in connection with any administrative or judicial proceedings concerning the existence or amount of liability for Excise Tax with respect to the total Payments. The Company shall pay all fees and expenses of the Executive relating to a claim by the IRS or other agency.

(d)           Definition of Change in Control. For purposes of the Agreement, a “Change in Control” of the Company will be deemed to occur as of the first day that any one or more of the following condition is satisfied:

(i)            The “beneficial ownership” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of securities representing more than 20 percent (20%) of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Company Voting Securities”) is accumulated, held or acquired by a Person (as defined in Section 3(a)(9) of the Exchange Act, as modified, and used in Sections 13(d) and 14(d) thereof) (other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company or an affiliate thereof, any corporation owned, directly or indirectly, by the Company’s stockholders in substantially the same proportions as their ownership of stock of the Company); provided, however that any acquisition from the Company or any acquisition pursuant to a transaction that complies with clauses (A), (B) and (C) of subparagraph (iii) of this paragraph will not be a Change in Control under this subparagraph (i), and provided further, that immediately prior to such accumulation, holding or acquisition, such Person was not a direct or indirect beneficial owner of 20 percent or more of the Company Voting Securities; or

(ii)           Individuals who, as of the date of the Agreement, constitute the Board of Directors (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of Directors; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board will be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board of Directors; or

(iii)          Consummation by the Company of a reorganization, merger or consolidation, or sale or other disposition of all or substantially all of the assets of the Company or the acquisition of assets or stock of another entity (a “Business Combination”), in each case, unless immediately following such Business Combination:  (A) more than 60% of the combined voting power of then outstanding voting securities entitled to vote generally in the election of directors of (x) the corporation resulting from such Business Combination (the “Surviving Corporation”), or (y) if applicable, a corporation that as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries (the “Parent Corporation”), is represented, directly or indirectly by Company Voting Securities outstanding immediately prior to such Business Combination (or, if applicable, is represented by shares into which such Company Voting Securities were converted pursuant to such Business Combination), and such voting power among the holders thereof is in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Company Voting Securities, (B) no Person (excluding any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of the combined voting power of the then outstanding voting securities eligible to elect directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) except to the extent that such ownership of the Company existed prior to the Business Combination and (C) at least a majority of the members of the board of directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(iv)          Approval by the Company’s stockholders of a complete liquidation or dissolution of the Company.

However, in no event will a Change in Control be deemed to have occurred, with respect to the Executive, if the Executive is part of a purchasing group that consummates the Change in Control transaction. The Executive will be deemed “part of a purchasing group” for purposes of the preceding sentence if the Executive is an equity participant in the purchasing company or group (except:  (i) passive ownership of less than two percent (2%) of the stock of the purchasing company; or (ii) ownership of equity participation in the purchasing company or group that is otherwise not significant, as determined prior to the Change in Control by a majority of the nonemployee continuing Directors).

7.             Restrictive Covenants. In order to protect the Company’s legitimate business interest and in exchange for the mutual covenants contained in this agreement, including, but not limited to, the Company’s employment of or continued employment of the Executive and the disclosure to the Executive of the Company’s Confidential Information as defined below, the Executive and the Company agree as follows:

(a)           Definitions. For purposes of this Agreement, the following terms will be defined as follows:

(i)            “Confidential Information” shall mean the Company’s trade secrets and all other information unique to the Company and not readily available to the public, including developments, designs, improvements, inventions, formulas, compilations, methods, strategies, forecasts, software programs, processes, know-how, data, research, operating methods and techniques, and all business plans, strategies, costs, profits, customers, vendors, markets, sales, products, key personnel, pricing policies, marketing, sales or other financial or business information, and any modifications or enhancements of any of the foregoing.

(ii)           The term “Business Conducted by the Company or any of its Affiliates” shall mean all businesses conducted by the Company or any of its

Affiliates as of the Effective Date, of whatever kind, within or outside of the United States.

(iii)          The term “Affiliates” shall mean (A) any entity that directly or indirectly, is controlled by the Company, and (B) any entity in which the Company has a significant equity interest.

(b)           Inventions or Developments. The Executive agrees that he will promptly and fully disclose to the Company all discoveries, improvements, inventions, formulas, ideas, processes, designs, techniques, know-how, data and computer programs (whether or not patentable, copyrightable or susceptible to any other form of protection), made, conceived, reduced to practice or developed by the Executive, either alone or jointly with others, during his employment with the Company (collectively, the “Inventions or Developments”). All Inventions and Developments shall be the sole property of the Company, including all patents, copyrights, intellectual property or other rights related thereto and Executive assigns to the Company all rights (if any) that the Executive may have or acquire in such Inventions or Developments.

Notwithstanding the foregoing, any right of the Company or assignment by the Executive as provided in this paragraph shall not apply to any Inventions or Developments for which no equipment, supplies, facility or trade secret information of the Company or its Affiliates were used and which were developed entirely on the Executive’s own time, unless: (i) the Inventions or Developments relate to the Business Conducted by the Company or any of its Affiliates or the actual or demonstrably anticipated research or development of the Company or any of its Affiliates; or (ii) the Inventions or Developments result from any work performed by the Executive for the Company or any of its Affiliates.

(c)           Non-Disclosure of Confidential Information, Inventions or Developments. The Executive acknowledges that he will have access to Confidential Information or Inventions or Developments of the Company and/or its Affiliates and agrees that he shall not, at any time during or after his employment with the Company (and whether that termination is voluntary or involuntary), directly or indirectly use, divulge, furnish or make accessible to any person any Confidential Information or Inventions or Developments, but instead shall keep all such matters strictly and absolutely confidential.

(d)           No Diversion of Business Opportunities and Prospects. The Executive agrees that during his employment with the Company: (i) the Executive shall not directly or indirectly engage in any employment, consulting or other business activity that is competitive with the Business Conducted by the Company or any of its Affiliates; (ii) the Executive shall promptly disclose to the Company all business opportunities that are presented to the Executive in his capacity as an employee of the Company or which is of a similar nature to the Business Conducted by the Company or any of its Affiliates or which the Company or its Affiliates have expressed an interest in engaging in the future; and (iii) the Executive shall not usurp or take advantage of any such business opportunity without first offering such opportunity to the Company.

(e)           Actions Upon Termination. Upon the Executive’s employment termination for whatever reason, the Executive shall neither take or copy nor allow a third party to take or copy, and shall deliver to the Company all property of the Company, including, but not limited to, all Confidential Information or Inventions or Developments, regardless of the medium (i.e., hard copy, computer disk, CD ROM) on which the information is contained.

(f)            Non-Competition. The Executive agrees that so long as he is employed by the Company and for a period of two (2) years thereafter (the “Period”), he shall not, without the prior written consent of the Company, participate or engage in, directly or indirectly (as an owner, partner, employee, officer, director, independent contractor, consultant, advisor or in any other capacity calling for the rendition of services, advice, or acts of management, operation or control), any business that, during the Period, is competitive with the Business Conducted by the Company or any of its Affiliates within the United States, Canada, Mexico, and China (hereinafter, the “Geographic Area”) and which business the Company was engaged (either actively as a going concern or in the process of developing to market) within the preceding two years of the Executive’s employment with the Company.

(g)           Non-Solicitation of Employees. The Executive agrees that, during the Period, he shall not, without the prior written consent of the Company, directly or indirectly solicit any current employee of the Company or any of its Affiliates, or any individual who becomes an employee during the Period, to leave such employment and join or become affiliated with any business that is, during the Period, competitive with the Business Conducted by the Company or any of its Affiliates within the Geographic Area.

(h)           Non-Solicitation of Suppliers or Customers. The Executive agrees that, during the Period, he shall not, without the prior written consent of the Company, directly or indirectly solicit, seek to divert or dissuade from continuing to do business with or entering into business with the Company or any of its Affiliates, any supplier, customer, or other person or entity that had a business relationship with or with which the Company was actively planning or pursuing a business relationship at or before the date of termination of his employment.

(i)            Irreparable Harm. The Executive acknowledges that: (i) the Executive’s compliance with this Section is necessary to preserve and protect the Confidential Information, Inventions or Developments and the goodwill of the Company and its Affiliates, all recognized by the Executive as legitimate business interests of the Company and its Affiliates, as going concerns; (ii) any failure by the Executive to comply with the provisions of this Section will result in irreparable and continuing injury for which there will be no adequate remedy at law; and (iii) in the event that the Executive should fail to comply with the terms and conditions of this Section, the Company shall be entitled, in addition to such other relief as may be proper, to all types of equitable relief (including, but not limited to, the issuance of an injunction and/or temporary restraining order) as may be necessary to cause the Executive to comply with this Section, to restore to the Company its property, and to make the Company whole.

(j)            Survival. The provisions set forth in this Section shall, as noted, survive termination of this Agreement.

(k)           Forfeiture. If the Executive violates any provision of this Section, the Executive will forfeit his right to all payments and benefits under Section 5(d) and Section 6, except to the extent otherwise provided by law.

(l)            Unenforceability. If any provision(s) of this Section shall be found invalid or unenforceable, in whole or in part, then such provision(s) shall be deemed to be modified or restricted to the extent and in the manner necessary to render the same valid and enforceable, or shall be deemed excised from this Agreement, as the case may require, and this Agreement shall be construed and enforced to the maximum extent permitted by law, as if such provision(s) had been originally incorporated herein as so modified or restricted, or as if such provision(s) had not been originally incorporated herein, as the case may be.

8.             Indemnification.  Without limiting any indemnification or other rights available to Executive under the charter or bylaws of the Company or any other agreement between the Company and the Executive, if the Executive was, is or becomes a party to or witness or other participant in, or is threatened to be made a party to or witness or other participant in, any threatened, pending or completed action, suit, proceeding, alternative dispute resolution mechanism, inquiry, investigation or hearing, whether civil, criminal or administrative, which arises by reason of or in part out of any event, circumstance or occurrence that takes place either prior to or after the execution of this Agreement related to the fact that the Executive is or was an officer or director of the Company, or is or was serving at the request of the Company as an officer, director, partner, employee, trustee, agent or fiduciary of another corporation, partnership, joint venture, employee benefit plan, trust or other enterprise, or by reason of anything done or not done by the Executive in any such capacity (a “Claim”), then,  provided that the Executive acted in good faith (as defined in Section 8.04 of the Second Amended and Restated Bylaws of the Company, including the non-exclusivity provision thereof) and in a manner reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reason to believe that his conduct was unlawful, the Company shall indemnify the Executive to the fullest extent not prohibited by law as soon as practicable, but in any event no later than thirty days after written demand is presented to the Company, against any and all expenses (including without limitation reasonable attorneys’ fees, travel expenses, fees of experts and filing fees), judgments, fines, penalties or amount paid in settlement (including interest, assessments or other charges paid or payable in connection therewith) (“Expenses”) of such Claim. The Company shall also make payment to the Executive of any Expenses in advance of the settlement of or final judgment in any action, suit, proceeding, alternative dispute resolution mechanism, hearing, inquiry or investigation which constitutes a Claim. Notwithstanding the foregoing, the Executive shall not be entitled to indemnification or advancement of Expenses pursuant to this Agreement in connection with any Claim initiated by the Executive against the Company or any director or officer of the Company unless the Company has joined in or consented to the initiation of such Claim.

9.             Assignment; Successors. This Agreement shall inure to the benefit of and be binding upon the Company and its successors. The Company may not assign this Agreement without the Executive’s written consent, except that the Company’s obligations under this Agreement shall be the binding legal obligations of any successor to the Company by sale, and in the event of any transaction that results in the transfer of substantially all of the assets or business of the Company, the Company will use its best efforts to cause the transferee to assume the obligations of the Company under this Agreement. The Executive may not assign this Agreement during his life. Upon the Executive’s death this Agreement will inure to the benefit of Executive’s heirs, legatees and legal representatives of the Executive’s estate.

10.           Interpretation. The laws of the State of Illinois shall govern the validity, interpretation, construction and performance of this Agreement, without regard to the conflict of laws principles thereof.

11.           Withholding. The Company may withhold from any payment that it is required to make under this Agreement amounts sufficient to satisfy applicable withholding requirements under any federal, state or local law.

12.           Amendment or Termination. This Agreement may be amended at any time by written agreement between the Company and the Executive.

13.           Notices. Notices given pursuant to this Agreement shall be in writing and shall be deemed received when personally delivered, or on the date of written confirmation of receipt by (i) overnight carrier, (ii) telecopy, (iii) registered or certified mail, return receipt requested, addressee only, postage prepaid, or (iv) such other method of delivery that provides a written confirmation of delivery. Notice to the Company shall be directed to:

Smurfit-Stone Container Corporation

150 North Michigan Avenue

Chicago, Illinois 60610

Attention:  General Counsel

The Company may change the person and/or address to whom the Executive must give notice under this Section by giving the Executive written notice of such change, in accordance with the procedures described above. Notices to or with respect to the Executive will be directed to the Executive, or to the Executive’s executors, personal representatives or distributees, if the Executive is deceased, or the assignees of the Executive, at the Executive’s home address on the records of the Company.

14.           Severability. If any provisions(s) of this Agreement shall be found invalid or unenforceable by a court of competent jurisdiction, in whole or in part, then it is the parties’ mutual desire that such court modify such provision(s) to the extent and in the manner necessary to render the same valid and enforceable, and this Agreement shall be construed and enforced to the maximum extent permitted by law, as if such provision(s) had been originally incorporated herein as so modified or restricted, or as if such provision(s) had not been originally incorporated herein, as the case may be.

15.           Entire Agreement. This Agreement sets forth the entire agreement and understanding between the Company and the Executive and supersedes all prior agreements and understandings, written or oral, relating to the subject matter hereof; provided, however, that the terms of the letter agreement between the parties dated May 11, 2006 shall be deemed to supplement this Agreement.

16.           Consultation With Counsel. Executive acknowledges that he has had a full and complete opportunity to consult with counsel of the Executive’s own choosing concerning the terms, enforceability and implications of this Agreement, and the Company has made no representations or warranties to the Executive concerning the terms, enforceability or implications of this Agreement other than as are reflected in this Agreement.

17.           No Waiver. No failure or delay by the Company or the Executive in enforcing or exercising any right or remedy hereunder shall operate as a waiver thereof. No modification, amendment or waiver of this Agreement nor consent to any departure by the Executive from any of the terms or conditions thereof, shall be effective unless in writing and signed by the Chairman of the Company’s Board. Any such waiver or consent shall be effective only in the specific instance and for the purpose for which given.

18.           Effect on Other Obligations. Payments and benefits herein provided to be paid to the Executive by the Company shall be made without regard to and in addition to any other payments or benefits required to be paid the Executive at any time hereafter under the terms of any other agreement between the Executive and the Company or under any other policy of the Company relating to compensation, or retirement or other benefits. No payments or benefits provided the Executive hereunder shall be reduced by any amount the Executive may earn or receive from employment with another employer or from any other source. Contemporaneous with Executive’s termination of employment for any reason, the Executive will resign from all offices and positions the Executive may hold with the Company and any Affiliates, and from the Board or the board of directors of any Affiliate, if applicable.

19.           Survival. All Sections of this Agreement survive beyond the Employment Term except as otherwise specifically stated.

20.           Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning thereof.

21.           Counterparts. The parties may execute this Agreement in one or more counterparts, all of which together shall constitute but one Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date first above written.

SMURFIT-STONE CONTAINER CORPORATION

/s/ Steven J. Klinger
STEVEN J. KLINGER	By:		/s/ Patrick J. Moore
		Its:	Chairman, President and Chief Executive Officer